Exhibit 99.1

Farmer Brothers Names Brian Miller Vice President of Sales

Fort Worth, Texas, Jan. 13, 2025 – Farmer Bros. Co. (NASDAQ: FARM), a leading roaster, wholesaler and distributor of coffee, tea and allied products, announced today it has appointed Brian Miller as vice president of sales. Mr. Miller has more than 25 years of experience leading teams in the consumer product industry. Tom Bauer, who has previously served as vice president and chief commercial officer, will now serve as vice president and chief field operations officer where he will lead its DSD, logistics, planning and procurement operations.

“Brian is a proven leader with a long history of creating high-performing sales teams, particularly within the coffee and beverage industry,” said Farmer Brothers Chief Executive Officer and President John Moore. “We are excited to have him join the team and look forward to working with him as we remain committed to driving top-line growth and further enhancing our customer base to create sustainable long-term profitability at Farmer Brothers.”

Mr. Miller, who most recently served as a vice president at Custom Ink, one of the largest custom apparel companies in the U.S., has a proven track record of developing and implementing successful, growth-oriented go-to-market strategies and driving operational efficiency across sales organizations. Prior to Custom Ink, Mr. Miller served as the chief commercial officer at Primo Water (formerly DS Services and Standard Coffee), as well as the regional president and general manager at Mars Drinks North America. Mr. Miller holds a bachelor’s degree in marketing from Oswego State University.

“I’ve spent a lot of my career in the coffee and beverage sector and have long admired Farmer Brothers for its comprehensive product line and industry-leading customer service. I am excited to get back to an industry I’ve always been passionate about and look forward to working with John and the team to build on the positive momentum Farmer Brothers has created over the last several quarters,” said Mr. Miller.

About Farmer Brothers

Founded in 1912, Farmer Brothers Coffee Co. is a national coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and culinary products. The company’s product lines include organic, Direct Trade and sustainably produced coffee, as well as tea, cappuccino mixes, spices and baking/biscuit mixes.

Farmer Brothers Coffee Co. delivers extensive beverage planning services and culinary products to a wide variety of U.S.-based customers, ranging from small independent restaurants and foodservice operators to large institutional buyers, such as restaurant, department and convenience store chains, hotels, casinos, healthcare facilities and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products and foodservice distributors. The company’s primary brands include Farmer Brothers, Boyd’s, Cain’s, China Mist and West Coast Coffee. Learn more at farmerbros.com.

Investor relations contact
Ellipsis
Investor.relations@farmerbros.com
646-776-0886

Media contact
Brandi Wessel
Director of Communications
405-885-5176
bwessel@farmerbros.com